SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported) July 28, 2006

STANDARD MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	0-20882	35-1773567

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10689 North Pennsylvania, Indianapolis, Indiana 46280

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(317) 574-6200

N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.
     On July 28, 2006, Standard Management Corporation (the “Company”), along with its subsidiaries Rainier Home Health Care Pharmacy, Inc., Holland Compounding Pharmacy, Inc. and Holland Drug Store, Inc. (collectively, the “Sellers”) entered into an Asset Purchase Agreement (the “Agreement”) with Omnicare, Inc. (“Omnicare”), whereby certain rights, properties and assets of the Sellers will be purchased by Omnicare. The Company expects the transaction to close on or about August 7, 2006. Pursuant to the Agreement, Omnicare shall pay the Company an aggregate purchase price of up to $13.52 million, as well as certain assumed liabilities of the Sellers valued at $750,000. The Company’s, Seller’s and Omnicare’s obligation to complete the transaction is subject to customary conditions, including, but not limited to (1) performance of certain covenants; (2) accuracy of representations and warranties; and (3) absence of any law or order prohibiting the closing. In addition, Omnicare’s obligation to complete the transaction is subject to the approval of the transaction by the board of directors of Omnicare.
     The above description is only a summary of the material terms of the Agreement. The Company intends to file the Agreement as an exhibit either to a Current Report on Form 8-K upon consummation of the transaction or with its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MANAGEMENT CORPORATION
By:	/s/Ronald D. Hunter
	Name:	Ronald D. Hunter
	Title:	Chairman, President and Chief Executive Officer

Dated: August 2, 2006

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